Exhibit 10.1

LEASE AGREEMENT

FOR

LANDMARK INDUSTRIAL PARK

BETWEEN

NATOMAS MEADOWS, LLC,

AS LANDLORD

AND

OVERSTOCK.COM, INC. AS TENANT

DATED

April 8, 2008

TABLE OF CONTENTS

1.	Table of Contents	2

2.	Article 1, Leased Premises	3

3.	Article 2, Leased Premises	4

4.	Article 3, Rent	7

5.	Article 4, Insurance	8

6.	Article 5, Condition and Maintenance of the Property	9

7.	Article 6, Authorized Use; Compliance with Laws	13

8.	Article 7, Right of Entry by Landlord	16

9.	Article 8, Assignment and Subletting	16

10.	Article 9, Damage or Destruction	17

11.	Article 10, Injuries and Property Damage	18

12.	Article 11, Surrender of Premises	20

13.	Article 12, Quiet Enjoyment	21

14.	Article 13, Default and Bankruptcy	21

15.	Article 14, Miscellaneous	23

16.	Signature Page	27

17.	Exhibit A	28

18.	Exhibit B	29

19.	Exhibit C	30

20.	Exhibit D	31

LEASE AGREEMENT

FOR

LANDMARK INDUSTRIAL PARK

THIS AGREEMENT TO LEASE (the “Lease”) dated as of this 8th day of April, 2008, by and between NATOMAS MEADOWS, LLC, a California limited liability company, hereinafter called “Landlord,” and OVERSTOCK.COM, INC. a Delaware corporation qualified to do business in Utah, hereinafter called “Tenant.”

WITNESSETH:

WHEREAS, Tenant desires to lease from Landlord, for the term set forth below, for Tenant’s use, the Leased Premises, as hereinafter defined, now being constructed on that certain real property known as “The Landmark Industrial Park”, located at approximately 4800 West and 1862 South, Salt Lake City, Utah (hereinafter the “Property”).

NOW, THEREFORE, in consideration of the covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties hereto as follows:

ARTICLE 1

LEASED PREMISES

1.1           LEASED PREMISES:  Landlord hereby demises and leases to Tenant, and Tenant hereby leases and takes from Landlord, approximately 686,865 gross square feet of office and warehouse space (the “Leased Premises”) located in that certain building (the “Building) now being constructed upon the Property, a site plan of which building and space is attached hereto as Exhibit A (the “Site Plan”), together with (i) the building standards listed on Exhibit B hereto, and the tenant improvements to be constructed by Landlord in the Leased Premises which are described on Exhibit C attached hereto (the “Tenant Improvements”), (ii) the exclusive use of the dock, trailer storage area and car parking area adjacent to the Leased Premises, as noted on the Site Plan, and (iii) the exclusive right to use and enjoy all improvements, ingresses and egresses located on the Property as a part of or outside of the Building, including without limitation driveways, common access ways in the truck court area between the buildings and otherwise, sidewalks and landscaping, for the term and upon the rental herein set forth.

1.2           OPTION TO MOVE:  [Intentionally deleted.]

ARTICLE 2

LEASED PREMISES

2.1 TERM:  This Lease shall be for a term of approximately seven (7) years (the “Term”) commencing on the Commencement Date, as hereinafter defined, and ending on August 31, 2015 (the “Fixed Expiration Date”), or on such earlier or later date upon which the Term shall sooner or later end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law (the “Expiration Date”).

2.2 POSSESSION:  After execution of this Lease, Landlord shall deliver either possession of the Leased Premises to Tenant on August 1, 2008 or non-exclusive occupancy for the purpose of installing tenant’s equipment and improvements and otherwise preparing the Leased Premises for occupancy, including a Tenant call center, of a temporary or permanent nature (the “Call Center”), including a code-compliant rest restroom facility in proximity to the Call Center.   Landlord and Tenant agree to reasonably cooperate and coordinate such that early possession and construction of the Call Center does not materially interfere with Landlord’s construction of the Building and completion of the Leased Premises.  Landlord shall deliver occupancy of the Leased Premises to Tenant for its sole use and occupancy under this Lease on or about September 1, 2008 or as soon thereafter as construction of the Leased Premises has been substantially completed and an occupancy permit obtained (the “Commencement Date”).  Landlord in any case shall use commercially reasonable efforts to assure that occupancy permits shall at least allow operation of the Call Center by September 1, 2008.  If the Commencement Date has not occurred by October 1, 2008, for reasons other than delays attributable to Tenant, Tenant shall have the right to immediately cancel this lease without any liability or penalty whatsoever, and  Landlord shall return to Tenant all monies paid by Tenant to Landlord.

2.3 OPTION TO RENEW:  (A)  If this Lease is then still in full force and effect, and if Tenant shall not then be in default under any of the material terms of this Lease (after any applicable notice and cure periods), the initial Term of this Lease may be extended for two additional consecutive periods of (2) years each (each such 2-year period is referred to herein as the “Extended term”).  Tenant shall give written notice to Landlord of its desire to elect to extend the Term (the exercise of either election is referred to herein as an “Option to Renew”) to include the Extended Term by not later than March 1, 2015, in the case of the first 2-year option to renew period that would begin on September 1, 2015 and end on August 31, 2017 (the First Option Period”), and March 1, 2017, in the case of the second 2-year option to renew period that would begin on September 1, 2017 and end on August 31, 2019 (the “Second Option Period”); provided that the Section Option Period may only be exercised by Tenant if the First Option Period had previously been exercised.  If Tenant does not give timely written notice to Landlord of its election to extend the Term for the particular Extended Term in question, with time being of the essence, the Term shall expire and this Lease shall terminate as of the end of the Fixed Expiration Date, or as of the end of the First Option Period if the First Option Period had previously been exercised pursuant to the first Option to Renew.  If the Term is extended for either or both of the Extended Terms, all of the same terms, provisions and conditions set forth in the Lease shall continue in full force and effect, except that in each case the “Base Rent” shall be equal to the then prevailing market rent for comparable space in the geographic locality of the Leased Premises (“Market Rent”).  If the Parties reasonably cannot agree on what Market Rent is, then each party shall select a qualified professional broker or appraiser to determine the fair rental value for the Premises.  If the fair rental value as determined by each party’s professional shall be within five percent (5%) of the other professional’s determination, then Market Rent shall be the average of those two values.  If the two professionals’ determinations of fair rental value are not within five percent (5%) of each other, then the two professionals shall select a third qualified professional appraiser or broker, who shall make a determination as to the fair rental value of the Premises.  In that event, the Market Rent shall be the average of the fair rental values that are numerically closest to each other.

(b)  In any case where an Extended Term is in effect, any reference in this Lease to the word “Term” shall mean the initial term hereof as set forth in Section 2.1 together with the applicable Extended term and the Fixed Expiration Date shall also be extended accordingly, with the Base Rent adjusted in accordance with the immediately preceding subparagraph

ARTICLE 3

RENT

3.1 RENT:

(a)           Tenant shall pay to Landlord, payable in advance on the first day of each month, together with any other charges provided for in this Lease at the monthly rate set forth in this Section 3.1(a) (the “Base Rent”).  Rent for any period during the term of this Lease that is for less than one month shall be a pro rata portion of the monthly installment.  The Base Rent shall be as follows:

Year	PERIOD	SQUARE FOOTAGE	RENTAL RATE	GROSS RENT	RENT CREDIT (*)	NET RENT	EFFECTIVE RENTAL RATE

	September 1, 2008 to January 31, 2009	232,900	$0.3300	$76,857	$—	$76,857	$0.3300

	February 1, 2009 to May 31, 2009	435,400	$0.3300	$143,682	$12,474	$131,208	$0.3014

1	June 1, 2009 to August 31, 2009	525,400	$0.3300	$173,382	$12,474	$160,908	$0.3063

	September 1, 2009 to May 31, 2010	686,865	$0.3401	$233,603	$14,574	$219,029	$0.3189

2	June 1, 2010 to August 1, 2010	686,865	$0.3401	$233,603	$—	$233,603	$0.3401

3	September 1, 2010 to August 31, 2011	686,865	$0.3504	$240,677	$—	$240,677	$0.3504

4	September 1, 2011 to August 31, 2012	686,865	$0.3611	$248,027	$—	$248,027	$0.3611

5	September 1, 2012 to August 31, 2013	686,865	$0.3750	$257,574	$—	$257,574	$0.3750

6	September 1, 2013 to August 31, 2014	686,865	$0.3834	$263,344	$—	$263,344	$0.3834

7	September 1, 2014 to August 31, 2015	686,865	$0.3950	$271,312	$—	$271,312	$0.3950

* = Rent Credit Summary

Period	Square Footage	New Rent	Current Rent WSL2	Rent Credit

February 1, 2009 to May 31, 2009	207,900	$68,607	$56,133	$12,474

June 1, 2009 to August 31, 2009	207,900	$68,607	$56,133	$12,474

September 1, 2009 to May 31, 2010	207,900	$70,707	$56,133	$14,574

(b)           All rent and additional rent payable under this Lease shall be paid at the office of Landlord stated herein, or at such other place as Landlord may hereafter designate by notice to Tenant, except as otherwise provided in the Lease without any offset or deduction whatsoever.  Should any rental payment by Tenant to Landlord hereunder not be made within ten (10) days after the date when due, Tenant shall pay Landlord a one-time late payment charge equal to ten percent (10%) of the unpaid payment of any rent.  This late payment charge shall be deemed additional rent and at Landlord’s election shall be added to the rent for the month in which the rent shall be due, and Landlord shall have all rights with respect to additional rent as for non-payment of any and all other rents due under the terms of this Lease.  The demand for and collection of the aforesaid late payment charge shall in no way be deemed a waiver of any and all other remedies that Landlord may have under the Lease by way of summary proceeding or otherwise in the event of a default in payment of rent.

3.2 NO SET-OFF:  The Base Rent shall be paid to Landlord without notice, demand, abatement, deduction or set-off, and as additional rent, all other payments that Tenant in any of the provisions of this Lease assumes and agrees to pay and/or deposit (which, together with the Base Rent are hereinafter referred to as “Rental”) and, in the event of any non-payment or non-deposit thereof, Landlord shall have (in addition to all other rights and remedies) all the rights and remedies provided for herein or by law in the case of non-payment of any Rental.

3.3 PAYMENT OF TAXES:  Beginning on and after the Commencement Date, Tenant shall pay when due its “Pro Rata Share” (as determined under Section 5.6(b)(iii) below) of all real or personal property taxes, license fees and assessments levied or imposed against, or measured by, the land and improvements of which the Leased Premises are a part or measured by the rent payable hereunder during the term of the Lease or any extension thereof, by state, municipal or other governmental authority (but excluding Federal, state or municipal income or corporate franchise taxes) or by private body pursuant to applicable covenants, conditions and restrictions that relate to the terms of this Lease (“CCR’s”), regardless of whether payment of such tax is due during the Term of the Lease or may be postponed until a time after the lease Term (herein “Taxes”).  Payment of such Taxes relating to a particular taxable year, prorated in the event that the Taxes are payable for a partial lease year, shall be paid at the time and in the manner as provided in Section 5.6 as part of the “CAM’s”.  If Tenant fails to pay when due any of such Taxes as set forth herein, Landlord may pay the same under the provisions of Article 13, set forth below.  Tenant’s obligations to pay Taxes hereunder, with respect to the period covered by the Lease, shall survive the Expiration Date.

3.4 SECURITY DEPOSIT:  Tenant shall not be obligated to pay to Landlord any security deposit; provided that nothing herein should be construed as limiting Tenant’s obligations under the Lease.

ARTICLE 4

INSURANCE

4.1 BUILDING INSURANCE:  Landlord shall cause to be issued, and Tenant shall pay when due as part of the CAM’s, commencing on and after the Commencement Date and thereafter during the Term, its Pro Rata Share (as determined under Section 5.6(b)(iii) below) of the cost of, property and lost rents insurance for the Building insuring against the perils of fire and extended coverage property insurance, vandalism, terrorism and malicious mischief, and all risks to the Building improvements constituting the Leased Premises (subject to customary insurance policy exclusions) in an amount substantially equal to one hundred (100%) percent of its full replacement cost (including demolition and debris removal costs and compliance costs at the time of construction) without regard to depreciation (herein, the “Building Insurance”), or such other coverage (including, without limitation, lost rents and earthquake coverage) as Landlord in its discretion may reasonably determine.

4.2 LIABILITY AND OTHER INSURANCE:

(a) Tenant shall at all times during the Term, at Tenant’s sole cost and expense, with Landlord named as an additional insured, maintain with a financially responsible insurance company, commercial general liability insurance, including without limitation contractual and fire-legal liability, to afford protection on an “occurrence basis” against claims for personal injury (including without limitation bodily injury or death) or property damage, occurring on, in or about the Leased Premises, the Property or any adjoining properties, with coverage limits of at least the following amounts (which amounts may be increased from time to time, upon prior written notice to Tenant, as Landlord in its reasonable discretion may determine based on commercially reasonable practices in the national industrial markets in general):

Bodily Injury, $2,000,000.00 each occurrence; Property Damage, $2,000.000.00; or in lieu thereof, a combined limit of bodily injury and property damage liability of not less than $2,000,000.00 per occurrence.

(b)           Tenant shall also maintain such insurance covering Tenant’s property as Tenant shall reasonably determine, certificates of which upon reasonable request of Landlord shall be furnished to Landlord.

(c)           Tenant shall also maintain worker’s compensation and disability benefits insurance covering Tenant’s employees at the Leased Premises, and such other and additional insurance, and in such amounts, as may from time to time reasonably be required by law, against such other hazards as are commonly insured against in the case of similarly situated premises or with respect to persons engaged in the business similar to Tenant’s business conducted from the Leased Premises.

(d)           Each policy of insurance required to be obtained by Tenant as herein provided and each certificate therefore issued by the insurer shall provide that: (i) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay to Landlord the amount of any loss sustained, and (ii) such policy (or if such policy is an umbrella or blanket policy, such policy as it relates to the Leased Premises) shall not be canceled without at least thirty (30) days’ prior written notice to Landlord.  All general liability policies shall name Landlord and, if requested by Landlord, any mortgagee of the Property, as an additional insured, as their interests may appear.

(e)           Tenant acknowledges that Landlord will not carry insurance on Tenant’s inventory, furniture or furnishings or any fixtures, improvements or equipment installed by Tenant, or appurtenances removable by Tenant.

4.3 SUBROGATION:  Landlord shall not be liable to Tenant or anyone claiming by, through or under Tenant, including an insurance carrier or carriers, for any insurable loss or damage, and no such carriers shall have the right to subrogate against Landlord.

ARTICLE 5

CONDITION AND MAINTENANCE OF THE PROPERTY

5.1 CONDITION OF THE PREMISES:  (a) Landlord agrees that the Leased Premises shall be, at the Commencement Date, subject to normal “punch list” items requiring correction, which Landlord will be obligated to correct, and upon completion of the office and other improvements shall contain all of the elements of Landlord Improvements as are set forth on Exhibit B hereto; (b) the Leased Premises shall, at the Commencement Date, be in all material respects in compliance with the Hazardous Materials Laws (as defined in Section 6.3(b)) and applicable provisions of the Americans with Disabilities Act; (c) Landlord shall be responsible for replacement of the roof as and when needed and the structure portions of the Leased Premises; (d) Landlord herby represents and warrants that the building and all improvements comprising the Leased Premises and all mechanical systems, including without limitation heating, ventilation and air conditioning systems (“HVAC”) and water sprinkling systems, shall be in good working condition for the first twenty four (24) months of the Term of this Lease; and (e) Landlord shall enforce, for the benefit of Landlord and Tenant, any service or product warranty provided to Landlord with respect to the Leased Premises by any third party workman or vendor, in cases where such warranty periods extend beyond 24 months from the Commencement Date of this Lease.

5.2 MAINTENANCE OF LEASED PREMISES BY TENANT:  Except as specifically provided in Section 5.3 hereof, Tenant agrees to maintain and to take care of that portion of the Leased Premises to which the Tenant has exclusive possession and to keep the same in a clean, attractive and sanitary condition, all at the sole cost and expense of Tenant, including without limitation the sweeping of truck dock areas used by Tenant.  Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent, waste, damage or injury to the Leased Premises and shall perform all necessary, reasonably or customary operation, maintenance, replacement and repairs of any kind on or with respect to the Leased Premises, including without limitation, exterior entrances, doors, walls, ceilings, glass, windows, moldings, to the extent the same are not part of the structural portions or the roof of the Building, and the servicing of and general repairs (beyond the warranty period) to the electrical wiring, plumbing and HVAC systems (including spring and fall servicing, and replacement of filters as recommended by the manufacturers) and the truck dock leveler systems.  Further, Tenant agrees to pay when due all charges for water, heat, gas, electricity and other public utilities used on the Leased Premises including the replacement of light bulbs, tubes, ballasts and other starters within a reasonable time after they fail to operate properly.

5.3 REPAIR AND MAINTENANCE OF PROPERTY BY LANDLORD:  Landlord shall be responsible for, and keep in good order, repair and condition, at Landlord’s expense, the roof and structural portions of the Building.  There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business or person arising from Landlord or others making repairs, alterations, additions or improvements in or to any portion of the Building or the Leased Premises or in and to the fixtures, appurtenances or equipment thereof, to the extent these do not interfere materially and significantly with Tenant’s use and enjoyment of the Premises, and provided, however, that Landlord shall provide Tenant with thirty (30) days advance notice in writing (where practicable) of any such work.  It is specifically agreed that Tenant shall not be entitled to any set off or reduction of rent by reason of any failure of Landlord to comply with the covenants of this or any other article of this Lease, except as specifically provided herein.  The provisions of this Article 5 shall not apply in the case of fire or other casualty, which are dealt with in Article 9 hereof.  Anything herein contained to the contrary notwithstanding, in no event shall Landlord be liable to Tenant for damages in connection with the undertakings of Landlord pursuant to this Section 5.3 except in the case of Landlord’s gross negligence or willful misconduct; however, Tenant shall have the option to terminate this contract upon thirty (30) days advance written notice.

5.4 ERECTION AND REMOVAL OF SIGNS:  Tenant shall have the right, at its expense, subject to all applicable municipal ordinances and regulations and CCR’s, to affix or display on the Building such signs identifying the Tenant and/or its business as Tenant may consider necessary or desirable, and as may be reasonably approved by Landlord, consistent with the CCR’s and other signs within the Park.  All of Tenant’s signs shall be removed by Tenant at or prior to the expiration or termination of this Lease.

5.5 IMPROVEMENTS BY TENANT:  The Parties anticipate that Tenant will construct significant improvements in the form of an office in the south end of the Leased Premises and that the Parties will reasonably cooperate in the construction of those improvements both in planning and executing the improvements.  At this time the Parties anticipate they will enter into an addendum to this Lease specifying the manner and costs of the improvements as well as other material terms associated therewith. Tenant may, with the prior written consent of Landlord, whose consent shall not be unreasonably withheld or delayed, but in any event at Tenant’s sole cost and expense, make alterations and improvements to the Leased Premises, in a good and workmanlike manner, for Tenant’s reasonable use of the Leased Premises.  The Parties agree to cooperate in the planning and construction phases of any improvements to achieve a cost-efficient construction of these improvements and in good faith to discuss and settle the mutually agreeable means of financing these improvements, taking into account all associated circumstances.   Any alternations or improvements to the Leased Premises, including partitions, all electrical fixtures, lights and wiring, and other fixtures, equipment and improvements installed by Tenant, shall become the property of the Landlord at the expiration of the Term or sooner termination of the Lease, unless (a) such alterations or improvements may reasonably be removed by Tenant without damage to the Leased Premises, or (b) upon removal, Tenant repairs any and all damage to the Leased Premises caused by such removal.  Any alterations or improvements made by Tenant shall be done in a good and workmanlike manner in accordance with design plans prepared by or under the direction of Tenant that were first submitted to Landlord for its reasonable approval.  Tenant shall be solely responsible for providing that all such alterations and improvements comply in all respects with all applicable Federal, state and local statutes, including without limitation, adequate insurance, mechanics’ lien waivers, architect and engineer certifications, as Landlord may reasonably request.  Tenant shall also provide to a representative of Landlord, who may be a construction manager, architect or otherwise, reasonable access to, and information concerning, the construction of Tenant Improvements, for which Tenant shall also provide upon request a reasonable reimbursement to Landlord for the time involved.

5.6 ADDITIONAL RENT:  Tenant agrees to pay or reimburse Landlord, as additional rental, for Tenant’s Pro Rata Share of all Operating Costs paid or incurred by Landlord for Applicable Maintenance and Repairs, and for Building Insurance and Taxes attributable to the Building and the Premises (all such items of expense, together, referred to herein as the “CAMs”), all in accordance with the provisions of this Section 5.6.

Landlord shall estimate each year the estimated CAM’s (including Taxes and Building Insurance) and charge Tenant monthly one-twelfth of such estimated CAM’s, and shortly after the end of the calendar year in question, Landlord shall furnish to Tenant an itemized statement (“Landlord’s CAM statement”) in reasonable detail of the CAM’s for the immediately preceding year and thereupon there shall be an adjustment between Landlord and Tenant, with payment to or repayment by Landlord, as the case may be, and Tenant’s CAM contribution for the next ensuing year shall be adjusted upward or downward based upon Landlord’s CAM Statement.  Within ninety (90) days of Tenant’s receipt of a Landlord’s CAM Statement, Tenant may question or contest any aspect of the Statement by providing written notice to Landlord specifying in reasonable detail the basis for such question or contest.  In such case, Landlord shall provide such additional back-up to Landlord’s CAM Statement as may be reasonably necessary to provide proof of the payment in question.  In the case of any overpayment or underpayment discovered as a result of such inquiry, adjustment shall be made between Landlord and Tenant.

(a)   Definitions.

(i)            The term “Applicable Maintenance and Repairs” shall mean all necessary, reasonable or customary operation, maintenance, replacement or repair costs or expenses of any kind on or with respect to the (A) exterior entrances, doors, walls, ceilings, glass, windows, moldings, to the extent the same are not part of the structural portions or the roof of the Building, common areas including without limitation sidewalks, driveways, parking lots, landscaping, fences, and water, sewer and gas connections, pipes, mains, and all other fixtures, machinery and equipment and the servicing of and general repairs to the electrical wiring and plumbing and HVAC systems (including spring and fall servicing, and replacement of filters as recommended by the manufacturers); (B) the mowing of grass, care of shrubs, general landscaping, snow removal, sweeping of parking lot and truck dock areas, and the cleaning and painting of the exterior of the Building as the same may or might be necessary or appropriate in order to maintain the Property in a clean, attractive and sanitary condition; (C) the cost of periodic maintenance and restoration of Building surfaces, including floors and walls, and other surfaces both on the interior and exterior of the Building and in exterior areas of the Property, as well as re-paving and re-striping of the parking areas; and (D) compliance with applicable building codes or other laws, statutes, ordinances, rules, code, regulations, orders, or interpretations of all federal, state and county laws by municipal governments, departments, commissions, boards and officers, or all orders, rules and regulations of the National Board of Fire Underwriters or any other body exercising similar functions, and other governmental or quasi-governmental authorities having jurisdiction over the Building or Property, including, without limitation, the Americans With Disabilities Act of 1990, present and future safety, health and all environmental laws, ordinances and regulations (together, the “Laws”) that are applicable to the Building, the Leased Premises or the Property as a result of changes to such Laws, or their interpretation thereof, after the Commencement Date (herein “Changes in Laws”), or the maintenance of appropriate safety measures of the Building (including, for example, a shared private security patrol for the exterior parking lots, roads and other common areas).  To the extent that any part of the Property or Building is or becomes irreparable or worn out or exhausted by ordinary use, including without limitation the HVAC, the water sprinkling system or the electrical or plumbing systems, Applicable Maintenance and Repairs shall include the repair, replacement or improvement of such items, as the case may be.  When used in this Article 5, the term “repairs” shall include all necessary replacements, renewals, alterations and additions.  All repairs made shall be equal in quality and class to the original work and shall be made in compliance with all applicable legal requirements and under the building code then in effect.

(ii)           The term “Operating Costs” shall mean the sum of all expenses and costs paid or incurred by Landlord in performing and accomplishing the Applicable Maintenance and Repairs, including all costs and expenses for labor, materials and other costs or expenses for such Applicable Maintenance and Repairs, plus an administrative fee payable to Landlord of 5% of the amount of the total CAM’s for such year.  By way of example, Operating Costs shall include without limitation:  the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance, and service contracts and other services, the cost of all accounting, bookkeeping and other professional services, the reasonable costs of a real estate management company (including one owned or controlled by Landlord) hired or retained for the purpose of performing, overseeing or managing any or all Applicable Maintenance and Repairs, and the cost of any replacement equipment, as the same may relate to repairs and maintenance of the Leased Premises.

(iii)          The term “Pro Rata Share” shall mean the percentage set forth in Exhibit D hereof.

(iv)          To the extent they do not interfere materially and significantly with Tenant’s use of the Leased Premises, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business or person arising from Landlord or others making repairs, alterations, additions or improvements in or to any portion of the Building or the Leased Premises or in and to the fixtures, appurtenances or equipment thereof.  It is specifically agreed that Tenant shall not be entitled to any set off or reduction of rent by reason of any failure of Landlord to comply with the covenants of this or any other article of this Lease, except as specifically provided herein.  The provisions of this Article 5 shall not apply in the case of fire or other casualty, which are dealt with in Article 9 hereof.  Anything herein contained to the contrary notwithstanding, in no event shall Landlord be liable to Tenant for damages in connection with the undertaking of Landlord pursuant to this Section 5.6 except in the case of Landlord’s gross negligence or willful misconduct.

ARTICLE 6

AUTHORIZED USE; COMPLIANCE WITH LAWS

6.1 Tenant may use the Leased Premises for the conduct of its product storage and distribution business, all lawful activities associated therewith; provided that Tenant shall not (i) store or do anything on or in the Leased Premises that would cause the existing fire protection system to be deemed or declared inadequate or illegal under any existing law or under existing and customary insurance rating guidelines or policies, unless Tenant upgrades, at Tenant’s expense, the system to comply with such laws or guidelines; (ii) do, bring or keep anything in or about the Leased Premises that will cause a cancellation of any insurance policies covering the Leased Premises, (iii) use the Leased Premises in any manner that will constitute waste, nuisance or cause unreasonable annoyance to owners or occupants of neighboring properties, or (iv) create or permit to be created any lien, encumbrance or charge upon the Building or Property or any part thereof or the income therefrom, or any assets of Landlord, or suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Property or any part thereof, or any assets of Landlord, might be impaired, or (v) do anything on the Leased Premises or the Property that will cause damage to the Leased Premises or the Property or any part thereof, ordinary wear and tear excepted.  The Leased Premises shall not be used for any dangerous, noxious or offensive trade or business, and Tenant will at all times use and operate the Leased Premises in such a manner as to minimize the risk of indoor air quality problems or any diagnosable illness that can be identified and attributed to contaminants in the Leased Premises attributable to Tenant.

6.2 COMPLIANCE WITH LAWS:

(a) Throughout the term of this Lease, Tenant, at its sole cost and expense, shall promptly comply with all present and future safety, health, environmental, or other laws, ordinances, orders, rules, regulations and requirements of all federal, state, county and municipal governments, departments, commissions, boards and officers, and all orders, rules and regulations of the National Board of Fire Underwriters or any other body exercising similar functions (together, the “Laws”) applicable to Tenant’s use of the Leased Premises.

(b) Tenant shall be responsible for obtaining all permits, licenses and approvals of all governmental authorities and public utilities that are necessary for the operation of its business at the Leased Premises, provided that Landlord shall provide its reasonable cooperation in securing any such permits, license and approvals.

(c) Tenant shall not at any time use or occupy the Leased Premises in violation of the certificate of occupancy issued for the Building or the CCR’s.

(d) No abatement or reduction of the Rental or other charges required to be paid by Tenant pursuant to the terms of this Lease shall be claimed by or allowed to the Tenant for any inconvenience, interruption or loss of business caused directly by any such present or future Laws.

6.3 ENVIRONMENTAL MATTERS:

(a) Tenant shall not allow the use, generation, handling, storage, transportation, treatment or disposal of “Hazardous Materials” (as defined in Paragraph (b) of this Section 6.3) at or in the Leased Premises or allow Hazardous Materials to be released or discharged upon or from the Leased Premises or to be located at the Leased Premises without the prior written consent of Landlord; provided that Tenant shall be allowed to use, store, handle or otherwise use any household cleaning materials or any other Hazardous Materials, including batteries, diesel generators and fuel tanks, if used in the ordinary course of Tenant’s operations at or in the Leased Premises in compliance with all applicable laws and regulations regarding the use of same and not disruptive to, or creating of, an unhealthy or noxious environment to any of Tenant’s employees, guests, invitees or other tenants of Landlord.

(b) Tenant shall not cause or permit the Leased Premises to be in violation of any Federal, State or local laws, regulations, guidelines, codes, permits, rules, administrative and judicial orders and ordinances relating to industrial hygiene, indoor air quality laws, regulations and industry standards or to the environmental conditions on, under or about the Leased Premises or the Property including, but not limited to, soil and ground water conditions; provided, however, that Tenant shall not be obligated to Landlord for any Hazardous Material Claims attributable to any pre-existing conditions of the Leased Premises or the Property as of the Commencement Date, as to which Landlord shall indemnify and hold Tenant harmless, or to any condition caused by anyone other than Tenant, its employees, agents, guests, invitees, licensees, contractors and any other persons occupying or present on or in the Leased Premises (“Tenant Agents”).  Tenant agrees at all times to comply fully and in a timely manner with, and to cause all Tenant’s Agents and any other persons occupying or present on the Leased Premises to comply with, all such laws and all applicable Federal, State and local laws, regulations, guidelines, codes, permits, rules, executive, administrative and judicial orders and ordinances and all provisions and requirements of any casualty, liability or other insurance policy required to be carried by Tenant under the provisions of this Lease (collectively, “Hazardous Materials Laws”) applicable to the use, generation, manufacture, handling, storage, treatment, transport and disposal of any flammable materials, explosives, radioactive materials, hazardous wastes, toxic substances or similar materials, including, without limitation, any substances now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant or contaminant,” or “toxic substance” under any applicable Federal, State or local laws or regulations (including but not limited to
§ 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. § 9601(14); 101(33) of CERCLA, 42 U.S.C. § 9601(33); § 104(5) of the Resource Conservation and Recovery Act, 42 U.S.C. 6903(5)), (collectively, “Hazardous Materials”).

(c) Tenant shall immediately advise Landlord in writing of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions, of which Tenant is aware or has received notice, instituted, contemplated or threatened against the Leased Premises pursuant to any applicable Hazardous Materials Laws; (ii) all claims made or threatened in writing by any third party against Tenant or the Leased Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials/ (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as “Hazardous Materials Claims”); and (iii) Tenant’s discovery of any occurrence or conditions on the Leased Premises, the Property or any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property or any part thereof under any Hazardous Materials laws.

(d) Landlord shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions imitated in connection with any Hazardous Materials Claims caused by Tenant or Tenant’s Agents, and to have its reasonable attorneys’ fees and disbursements in connection therewith paid by Tenant.  Tenant shall be solely responsible for, and shall indemnify and hold harmless Landlord, its directors, officers, employees, agents, successors and assigns from and against, any loss, damage, cost, expense and liability directly or indirectly arising out of or attributable to the use, generation, handling, storage, transportation, release, threatened release, discharge, disposal, or presence of Hazardous Materials on, under or about the Leased Premises or the Property, that is caused by Tenant or Tenant’s Agents; provided, however, that Tenant shall not be obligated to Landlord for any Hazardous Materials Claims (or the payment of attorneys’ fees or disbursements) attributable to any pre-existing conditions of the Leased Premises or the Property as of the Commencement Date, for which Landlord shall indemnify and hold harmless Tenant, its directors, officers, employees, agents, successors and assign.  The indemnities hereunder shall include, without limitation, the costs of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, remedial or other required plans (including without limitation, the costs arising from the imposition of any lien, governmental or otherwise, for the recovery of environmental cleanup costs expended in connection with any such Hazardous Materials Claims) and all costs and expenses incurred by Landlord in connection therewith, including but not limited to reasonable attorneys’ fees and disbursements.  The foregoing indemnity shall apply regardless of whether the generation, use, handling, storage, transport, release, disposal, discharge of presence of any such Hazardous Materials was or will be undertaken in accordance with applicable laws, regulations, codes, or ordinances.  The provisions of this Section 6.3 shall survive the expiration or termination of this Lease.

ARTICLE 7

RIGHT OF ENTRY BY LANDLORD

Upon reasonable prior written requests of Landlord from time to time, Tenant shall permit reasonable inspections of, or access to, the Leased Premises by Landlord or Landlord’s agents or representatives for the purposes of (a) ascertaining the condition of the Leased Premises, (b) making such repairs or maintenance as may be required or permitted to be made by Landlord under the terms of this Lease, (c) making any repairs and performing any work therein that may be necessary by reason of Tenant’s failure to make any repairs or perform any work required to be made or performed by Tenant under this Lease, or (d) exhibiting the Leased Premises to prospective lenders, purchasers or tenants.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

LANDLORD’S CONSENT.

8.1 Tenant shall not transfer, assign, sublet, enter into a license, concession agreement or mortgage or hypothecate (“transfer”) this Lease or Tenant’s interest in the Premises, in whole or in part, without first procuring the written consent of Landlord.  The foregoing prohibitions on transfer or assignment shall not apply if such transfer or assignment is made in connection with a transaction in which the Tenant is purchased or substantially all of Tenant’s assets are purchased and the transfer is made to the purchaser or successor in interest of the Tenant. The written notice to Landlord shall describe the area Tenant desires to transfer, assign or sublet, the rent thereon, the consideration Tenant is to  receive, the name and business address of the proposed transferee, assignee or sublessee, and a current financial statement of the same.  Without in any way limiting Landlord’s right to refuse consent to a transfer or  assignment, Landlord specifically reserves the right to refuse consent if, in Landlord’s reasonable business judgment, the credit worthiness of the proposed transferee or assignee is less than that of Tenant. Landlord shall accept sublessees proposed, unless in the exercise of reasonable business judgment the Landlord believes that the sublessee, is not an acceptable tenant. In no event shall Landlord be obligated to give consent for any such transfer if Tenant is in default under any of the terms or conditions of this Lease.  If  Tenant violates  this Section 8.1, any attempted transfer, assignment or sublet shall be void and confer no rights upon any third party and Landlord shall have the right to declare said transfer as an Event of Default under Article 9 hereof.

8.2  INCREASED RENT UPON SUBLETTING

If pursuant to Section 8.1, Landlord agrees to a subletting of all or part of the Premises, and the rental payable by the subtenant to Tenant is increased over the amount of rent paid by Tenant to Landlord hereunder, then Landlord may also require Tenant to pay an amount up to eighty percent (80%) of such increased rental to Landlord.  Such increased rent shall be payable on the tenth day of each month after the subletting is approved by Landlord without statement or demand.

ARTICLE 9

DAMAGE OR DESTRUCTION

9.1 FIRE OR OTHER CASUALTY:

(a) If the Leased Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Landlord, as provided in Section 14.8 hereof, and this Lease shall continue in full force and effect except as hereinafter set forth.

(b) If the Leased Premises are partially damaged or rendered partially  unusable by fire or other casualty, the damages thereto shall be repaired by and at the expense of Landlord, and the Rentals, until such repairs shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the Leased Premises that is still usable; provided that if insurance proceeds available for repair are not sufficient to so repair such damage, Landlord at its discretion may elect to not make such repairs and shall provide Tenant notice thereof as set forth in Section 9.1(d) hereof.

(c) If the Leased Premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the Leased Premises shall have been repaired and restored by Landlord, subject to Landlord’s right to elect not to restore the same and hereinafter provided.

(d) If the Leased Premises are rendered wholly unusable or (whether or not the Leased Premises are damaged in whole or in part) or if the Building shall be partially damaged and sufficient insurance proceeds are not available to pay for the repair of such partial damage, then, in any of such events, Landlord may elect to terminate this Lease by written notice to Tenant, given within 45 days after such fire or casualty, specifying a date for the expiration of the Lease, which date shall not be less than 30 days after the giving of such notice, and upon the date specified in such notice the term of this Lease shall expire as fully and completely as if such date were the date set forth above for the termination of this Lease and Tenant shall forthwith quit, surrender and vacate the Leased Premises without prejudice however, to Landlord’s rights and remedies against Tenant under the provisions of the Lease in effect prior to such termination, and any Rental owing shall be paid up to the date of such fire or casualty and any payments of Rental made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.  If Landlord does not serve a termination notice as provided for herein, and provided the repairs can reasonably be made within ninety (90) days and provided Landlord commits to Tenant to make such repairs within said 90 days of damage, Landlord shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord’s control. However, if for any reason, Tenant is not able to obtain commercially reasonable, temporary premises within a 30-mile radius of the Leased premises, and is reasonably forced to enter into a longer term lease with party other than Landlord, then Tenant may terminate the Lease upon written notice, notwithstanding Landlord’s ability to make repairs within ninety (90) days of the damage.  If Landlord cannot reasonably accomplish such repairs within said 90 days, or does not commit to so accomplish such repairs within 90 days, or if the insurance proceeds are not adequate to make the necessary repairs and restorations and Landlord does not otherwise commit to make such repairs and restorations, or if the repairs are not substantially completed within such 90-day period (subject to Section 14.5 below), then Tenant may terminate this Lease immediately upon providing written notice to Landlord.  After any such casualty, Tenant shall cooperate with any restoration by removing from the Leased Premises as promptly as reasonably possible, all of Tenant’s salvageable inventory and movable equipment, furniture, and other property.  Tenant’s liability for Rental shall resume thirty (30) days after written notice from Landlord that the Leased Premises are substantially ready for Tenant’s occupancy.

9.2 NO LIABILITY:  Tenant acknowledges that Landlord will not carry insurance on Tenant’s inventory, furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant.

ARTICLE 10

INJURIES AND PROPERTY DAMAGE

10.1 INDEMNIFICATION:

(a) Tenant shall not do or permit any act or thing to be done upon the Leased Premises or any other part of the Property that may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or any other requirement of a governmental authority and shall exercise such control over the Leased Premises as to fully protect Landlord against any such liability.  Tenant shall indemnify and save Landlord, its officers, employees, partners, agents, contractors, successors, heirs and assigns, harmless from and against (a) all claims of whatever nature by third parties arising from Tenant’s use of the Leased Premises or any act, omission or negligence of Tenant, its contractors, agents, employees, invitees or visitors, (b) all claims by third parties arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Leased Premises, and (c) any claims by any third party arising from any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed.  This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suites, demand, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursement) incurred in or in connection with any such claim or proceeding brought by third parties thereon, and the defense thereof, except to the extent such liability, fines, claims or costs are occasioned  by the gross negligence or willful acts of Landlord or its agents, in which case Tenant’s liability to Landlord under this indemnity provision shall be reduced only by the percentage of the loss, damage or liability resulting from or attributable to such Landlord’s or its agent’s gross negligence.  The obligations of Tenant under this Article 10 shall not in any way be affected by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part to be performed under insurance policies required to be maintained by this Lease.  Tenant’ obligations under this Article shall survive the expiration of this Lease.

(b) Landlord shall not do or permit any act or thing to be done upon the Leased Premises or any other part of the Property that may subject Tenant to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or any other requirement of a governmental authority and shall exercise such control over the Leased Premises as to fully protect Tenant against any such liability.  Landlord shall indemnify and save Tenant, its officers, employees, partners, agents, contractors, successors, heirs and assigns, harmless from and against (i) all claims of whatever nature by Tenant or any third parties arising from the gross negligence or willful misconduct on the part of Landlord, its contractors, agents or employees resulting from Landlord’s performance of its services hereunder or any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Landlord to be fulfilled, kept, observed and performed.  This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suites, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought by Tenant or third parties thereon, and the defense thereof, except to the extent such liability, fines, claims or costs are occasioned by the willful misconduct or negligence of Tenant or by such third parties, in which case Landlord’s liability to Tenant or to such third parties under this indemnity provision shall be reduced by the percentage of the loss, damage or liability resulting from or attributable to Tenant’s or such third parties’ willful misconduct or negligence.  Notwithstanding the foregoing, the Landlord shall not be liable for any loss or damage to Tenant even if due to the gross negligence or intentional misconduct of Landlord or the extent of the recovery by Tenant under any liability insurance carried by it.  Tenant shall make reasonably diligent efforts to recover from its insurers the full amount of any insured claim.  Landlord’s obligations under this Article shall survive the expiration of this Lease.

10.2 WAIVER OF LIABILITY:  To the extent permitted by law, and except as otherwise provided herein, Tenant releases Landlord, and Landlord’s agents from, and waives all claims for, damage to person or property sustained by Tenant resulting from the Building or the Leased Premises or any part of either or any equipment or appurtenance becoming out of repair or resulting from any accident in or about the Building or resulting directly or indirectly from any act or omission of any other tenant or occupant of the Building, or of any other person other than Landlord or its agents.  This section shall apply especially, but not exclusively, to i) fire, steam, electricity, water, gas or rain, ii) leakage, obstruction or other defects of pipes, sprinklers, wires, plumbing, air conditioning, boilers or lighting fixtures; or iii) condition of the Leased Premises; provided that the provisions of this Section shall not exempt Landlord from liability in the event of Landlord’s gross negligence or willful misconduct, for example, but not limitation, where Landlord has actual or constructive prior notice of such risk of damage and fails to take such reasonable actions to stop or mitigate such damage.  This Section shall apply equally whether such damage be caused or result from any thing or circumstance above mentioned or referred to, or any other thing or circumstance whether of a like nature or of a wholly different nature.

ARTICLE 11

SURRENDER OF PREMISES

11.1 SURRENDER:  Tenant agrees to surrender the Leased Premises at the expiration, or sooner termination, of the Term of this Lease, or any extension thereof, in the same condition as when said premises were delivered to Tenant, except as otherwise permitted by Landlord, or as altered, pursuant to the provisions of this Lease, ordinary wear, tear and damage by fire, the elements or other insured casualty excepted, and Tenant shall remove all of its furniture, equipment and other personal property and surrender the Leased Premises in broom clean condition.

11.2 HOLDOVER:  If the Leases Premises be not surrendered by Tenant as and when required, Tenant shall indemnify Landlord against any charges, loss or liability resulting therefrom, including, without limitation, any claims made by any succeeding occupant founded on such delay.  Should the Landlord permit Tenant to holdover the Leased Premises or any part thereof after the expiration of the term of this Lease, such holdover shall constitute a tenancy from month-to-month only, and shall in no event be construed as a renewal of this Lease and all provisions of this Lease not inconsistent with a tenancy from month-to-month shall remain in full force and effect.  During the month-to-month tenancy, Tenant agrees to give Landlord thirty (30) days prior written notice of its intent to vacate premises.  Tenant agrees to vacate the Leased Premises upon thirty (30) days prior written notice from Landlord.  The rental for the month-to-month tenancy shall be at a rate that is thirty-five (35%) percent greater than the Base Rent that is then being paid by Tenant, unless otherwise mutually agreed in writing.  Tenant’s obligations under this Section 11.2 shall survive the expiration or sooner termination of this Lease.

11.3 EMINENT DOMAIN:  If at any time during the term of this Lease the entire premises or any part thereof shall be taken as a result of the exercise of the power of eminent domain or by an agreement in lieu thereof, this Lease shall terminate as to the part so taken as of the date possession is taken by the condemning authority.  If all or any substantial portion of the Leased Premises shall be taken, Landlord may terminate this Lease at its option, by giving Tenant written notice of such termination within one hundred twenty (120) days of such taking.  If all or a portion of the Leased Premises taken are so substantial that Tenant’s use of the premises is substantially impaired, Tenant may terminate this Lease at its option by giving Landlord written notice of such termination within one hundred twenty (120) days of such taking.  Otherwise, this Lease shall remain in full force and effect, except that the Base Rent payable by Tenant hereunder shall be reduced in the proportion that the area of the Leased Premises so taken bears to the total area of the Leased Premises immediately prior to such taking and the Tenant’s Pro Rata Share shall be so adjusted.  Landlord shall be entitled to and Tenant hereby assigns to Landlord, the entire amount of any award in connection with such taking without deduction therefrom for any leasehold estate vested in Tenant by reason of this Lease; provided, however, that nothing in this Article shall give Landlord any interest or preclude Tenant from seeking, on its own account, any award attributable to the taking of personal property or trade fixtures belonging to Tenant, or for loss of its leasehold estate or the interruption of Tennant’s business and any moving expenses incurred in connection with the relocation of its business.

ARTICLE 12

QUIET ENJOYMENT

If and so long as Tenant pays the rent required by this Lease and performs and observes all the covenants and provisions hereof, Tenant shall quietly enjoy the Leased Premises, subject, however, to the terms of this Lease, and Landlord will warrant and defend Tenant in the enjoyment and peaceful possession of the Leased Premises throughout the term of this lease.

ARTICLE 13

DEFAULT AND BANKRUPTCY

13.1 TENANT’S DEFAULT:

(a) If Tenant shall make default in the fulfillment of any of the covenants and conditions hereof except default in payment of Rental, Landlord may, at its option, after ten (10) days prior written notice to Tenant, make performance for Tenant and for the purpose advance such amounts as may be necessary.  Any reasonable amounts so advanced, or any expense incurred, or sum of money paid by Landlord by reason of the failure of Tenant to comply with any covenant, agreement, obligation or provision of this Lease, or in defending any action to which Landlord may be subjected by reason of any such failure for any reason of this Lease, shall be deemed to be additional rent for the Leased Premises and shall be due and payable to Landlord on demand.  The acceptance by Landlord of any installment of fixed rent, or of any additional rent due under this or any other paragraph of this Lease, shall not be a waiver of any other rent then due nor of the right to demand the performance of any other obligation of the Tenant under this Lease.  Interest shall be paid to Landlord on all sums advanced by Landlord at a monthly interest rate of 1 /2% per month.

(b) If any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Leased Premises shall be taken or occupied by someone other than Tenant; or if this Lease be rejected under applicable provisions of the U.S. bankruptcy code, then, in any one or more of such events, upon Landlord serving a written thirty (30) days notice upon Tenant specifying the nature of said default and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if the said failure or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within such thirty (30) day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Landlord may, subject to any other requirement of law, serve a written five (5) days’ notice of cancellation of this Lease upon Tenant, and upon the expiration of said five (5) days this Lease and the Term thereof shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the Term thereof and Tenant shall then quit and surrender the Leased Premises to Landlord but Tenant shall remain liable as hereinafter provided.

(c) If Tenant shall make default in the payment of any Rental required hereunder, or any part thereof, or in making any other payment herein provided for, then Landlord may serve a written ten (10) days’ notice of default of any such payment and unless cured within five (5) days thereafter, including any interest or penalty charges applicable thereto, may serve a subsequent written ten (10) days notice of cancellation of this Lease upon Tenant, and unless during such latter ten (10) day period Tenant shall cure said default in payment upon the expiration of said latter ten (10) days, this Lease and the Term thereof shall end and expire as fully and completely as if the expiration of such ten (10) day period were the day herein definitely fixed for the end and expiration of this Lease and the Term thereof, and Tenant shall then quit and surrender the Leased Premises to Landlord but Tenant shall remain liable as hereinafter provided.

(d) In the event of any default by Tenant under this Lease, then Landlord, in addition to any other rights or remedies it may have under this Lease, may pursue any and all claims it may have under applicable law, including without limitation accelerating its right to receive from Tenant all Rentals, and any other sums due under this Lease, that are otherwise payable for the remainder of the Term and declare all such sums to be immediately due and payable along with reasonable attorneys’ fees and costs associated with the collection of such sums from Tenant.  In addition, except to the extent limited by applicable law, Landlord may take possession pursuant to this Lease and re-let the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord may deem reasonably advisable with the right to make alterations and repairs to the Leased Premises.

13.2 REMEDIES NOT INCLUSIVE:  Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity, except as such remedy may be precluded by other terms of this Lease.

13.3 ENFORCEMENT:  In the event that either party hereto seeks to enforce the terms of this Lease against the other party by suit or otherwise, the party prevailing in the suit shall be entitled to payment from the other party of the costs and expenses incident thereto, including reasonable attorneys’ fees and costs.

13.4 BANKRUPTCY:

(a) Anything elsewhere in this Lease to the contrary notwithstanding, subject to then current bankruptcy and similarly applicable laws, this Lease may be canceled by Landlord by the sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (i) the commencement of a case in bankruptcy or under the laws of the state naming Tenant as a debtor, and the failure to have such case dismissed within 30 days after the filing thereof; or (ii) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute.  Neither Tenant nor any person claiming  through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the Leased Premises but shall forthwith quit and surrender the Leased Premises.

(b) It is stipulated and agreed that in the event of the termination of this Lease pursuant to (a) hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the Term and the fair and reasonable rental value of the Leased Premises for the same period.  In the computation of such damages the difference between any installment of Rental becoming due hereunder after the date of termination and the fair and reasonable rental value of the Leased Premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum.  If the Leased Premises or any part thereof be re-let by the Landlord for the unexpired portion of the Term, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of Rental reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the Leased Premises so re-let during the term of the re-letting.  Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeding in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

ARTICLE 14

MISCELLANEOUS

14.1 RIGHTS OF SUCCESSORS AND ASSIGNS:  The covenants and agreements contained in this Lease will apply to, inure to the benefit of, and be binding upon the parties hereto, and their assigns, and upon their respective successors in interest except as expressly otherwise provided above.

14.2 ESTOPPEL STATEMENT:  Upon Landlord’s written request from time to time, Tenant shall, without charge, execute, acknowledge and deliver to Landlord a written statement certifying:  (i) the commencement date of this Lease; (ii) the expiration date of this Lease; (iii) the rental amounts under the lease; (iv) as to the existence of any default under this Lease of which Tenant is aware; (v) as to the existence of any offsets, counterclaims or defenses to this Lease on the part of Tenant; (vi) as to the date to which Rental payments have been made; and (vii) such other matters as may be reasonably requested by Landlord, by any prospective purchaser of Landlord or the Property or by any mortgagee or prospective mortgagee of Landlord.

14.3 SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE:  This Lease is subject and subordinate to any mortgage that may now or hereafter encumber the Leases Premises, and any renewals, modifications, consolidations, replacements or extensions thereof; provided, however, that as a condition to such subordination Landlord shall, from time to time, exercise cause the holder of such mortgage to deliver to Tenant a written agreement that it shall not disturb the possession of Tenant so long as Tenant is not in material default hereunder (which default must be cured by Tenant), in the form typically utilized by such holder of the mortgage.  If Landlord’s interest in the Leased Premises is acquired by any mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Leased Premises and recognize such transferee or successor as landlord under this Lease, and so long as Tenant is not in default under this Lease Agreement (subject to applicable rights to cure), this Lease shall, with regard to the Leased Premises, continue in full force and effect as a direct lease between the lender or its successors and assigns and Tenant.  In confirmation of such subordination, Tenant shall execute promptly any certificate or instrument of subordination that Landlord may request.  In the event that Landlord sells the Leased Premises to any other person or entity, Tenant upon written notice of same shall thereafter look only to such other person or entity for enforcement of any provisions of this Lease Agreement.

14.4 INFORMATION FOR MORTGAGEE:  Upon written request from Landlord from time to time, but subject to any applicable laws that restrict either the content or timing of such disclosure to Landlord, Tenant shall furnish to Landlord audited financial statements of Tenant and any guarantor of Tenant of the Lease obligations (including a balance sheet, income statement, statement of cash flows and accompanying notes and other documentation) for the immediately preceding fiscal year of Tenant, and guarantor if applicable, to which the request relates.

14.5 EFFECT OF UNAVOIDABLE DELAYS:  If either party to this Lease, as the result of any (i) strikes, lockouts or labor disputes, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God, governmental action, condemnation, civil commotion, fire or other casualty, or (iv) other conditions similar to those enumerated in this Section beyond the reasonable control of the party obligated to perform, fails punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event.

14.6 BROKERAGE:  Landlord and Tenant each represent that they have not dealt with any broker in connection with this Lease, and that no brokers are entitled to any commissions in connection therewith.  Landlord and Tenant each agree to indemnify, defend and hold the other, and their respective employees, agents, officers and partners, harmless from and against any claims resulting from a breach of the foregoing representation.

14.7 CONSTRUCTION OF LEASE:

(a) This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease or any party thereof to be drafted, it being acknowledged and understood that Tenant is sophisticated and of substantial financial means.  Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed shall be deemed to be and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

(b) The Article, Section and Paragraph headings of this instrument are for convenience only, and are not intended to be part of this Lease, or to be used in determining the intent of the parties or interpreting this Lease.  All cross-references in this Lease, unless specifically directed to another agreement or document, refer to provisions in this Lease, and shall not be deemed to be references to any other transaction or to any other agreement or document.

(c) With respect to the use of pronouns in this Lease, the singular shall include the plural and the masculine shall include the feminine or the neuter and vice versa, as the context and the identity of the parties require.

14.8 NOTICES:  It is agreed that all notices required or permitted to be given hereunder, or for purposes of billing process (other than payment of rent, which may be sent by ordinary mail or by wire transfer), correspondence, and any other legal purposes whatsoever, shall be deemed effective when received by a communication in writing by United States mail, postage prepaid and certified, or by overnight delivery service that provides acknowledgement of receipt, or by facsimile transmission that provides acknowledgment of transmission and addressed as follows:

If to Landlord, at the following address:

Natomas Meadows, LLC

1505 South Redwood Road

Salt Lake City, Utah 84130

Attention:  Brad Ross

Keri Cannon

Fax:  801-977-9387

If to Tenant, at the following address:

Mr. Stephen Tyron

Senior Vice President

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah 84121

Fax:  (801) 947-3144

With a copy to

General Counsel’s Office

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah 84121

Fax:  (801) 947-3144

14.9 SURVIVAL OF OBLIGATIONS:  Any obligation of Tenant which can only be, or which, by the provisions of this Lease, may be, performed after the expiration or earlier termination of this Lease, and Tenant’s liability to make any payment that is allocable to any period during the term of this Lease, shall, unless expressly otherwise provided in this Lease, survive the expiration or termination of this Lease.

14.10 GOVERNING LAW:  The terms of this Agreement shall be governed by and construed in accordance with Utah law without regard to its conflicts of law principles.

14.11 DOCUMENTATION:  The parties hereto agree to execute such additional documentation as may be necessary or desirable to carry out the intent of this Agreement.

14.12 REPRESENTATION REGARDING AUTHORITY:  The persons who have executed this Lease represent and warrant that they are duly authorized to execute this Lease in their individual or representative capacity as indicated.

14.13 ENTIRE AGREEMENT:  This lease constitutes the entire agreement and understanding between the parties hereto and supersedes all prior discussions, understandings and agreements.  This Lease may not be altered or amended except by a subsequent written agreement signed by the party against which enforcement of such alteration or amendment is sought.

14.14 SEVERABILITY:  If any provision of this Lease or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable, the remaining provisions of this Lease or the application of such application to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

14.15 WAIVER:  Except as otherwise herein expressly provided to the contrary, no delay on the part of either party hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.  No waiver shall be enforceable against either party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

LANDLORD:

NATOMAS MEADOWS, LLC

By:	/s/ Kern W. Schumacher
Kern W. Schumacher, Manager

TENANT:

OVERSTOCK.COM, INC.

By:	/s/ Patrick M. Byrne
Patrick M. Byrne
Chairman and CEO

EXHIBIT A

Site Plan

EXHIBIT B

Building Standards

Landmark 4 Building Spec’s

SITE

Zoning	• M-1

Area	• 686,865 sq. ft. building size
• 35.71 acre site

Landscaping	• 30 foot landscaping setbacks at street curbs
• Tree lined berms as buffers along streets
• Shrubbery and trees around entry ways and parking islands
• Lawn areas with irrigation

Curb Cuts	• 40 foot for trucks
• 25 foot for automobiles

Utility Services	• All underground (electric, water, sewer)
• Fiber Optics in place adjacent to site
• ISDN capability
• All separately metered or monitored

Parking	• One space per 1,623 sq. ft. – Total of 423 spaces
• Separate design for automobile and truck traffic
• 6” thick concrete dolly pad aprons of 55 feet

Truck Dock Areas	• Minimum depth of 120 feet including 70 foot concrete apron

BUILDING EXTERIOR

Office Potential	• Curtain walls (glass in aluminum framing), fully visible
from streets
• High-performance, tinted insulating glass in thermal break frames
• Multi-level windows
• Glazed entry doors
• Mountain views

Truck Docks	• 48” high docks
• One hundred twenty-eight (128) 9ft. x 10 ft. overhead
doors, seventy-two (72) with dock levelers.
• Eight (8) 12’ wide x 14’ high overhead doors at grade level
• One overhead door per 5,366 square feet

Overhead Doors	• Insulated sectional high-lift overhead doors with vision panels
• Manual chain lift operation with spring counterbalance.

Exterior Walls	• Reinforced concrete tilt-up
• Painted finish with accent stripes and reveals
• EIFS system around window areas
• All parking, driveway and truck dock areas lighted for security and convenience

Exterior Lighting	• Non-glare, metal halide wall packs on all exterior wall surfaces

Roofing	• 60 mil, single ply roof, 30 year warranty

Insulation	• R-19 roof insulation
• Wall insulation at office walls
• Acoustic and thermal insulation at office areas

WAREHOUSE/MANUFACTURING

Floor	• 6” thick, reinforced, 4,000 PSI
• Laser screed construction
• High quality floor flatness with minimum (ff) 35 and floor levelness (fl)17
• Floor joints sealed with epoxy joint filler
• Ashford formula sealer

Clear Height	• 31’-6” minimum throughout
• Average clear height 33’-0”

Bay Size	• 50 ft. x 55 ft. typical, 62 ft. x 50 ft. at typical end bays
• 50 ft. x 60 ft. at doc wall for staging, 60’ x 62’ corner dock bays

Electrical Service	• 6,000 amps, 480/277 v. 3 phase with additional service as required
• Flexible distribution system

Lighting	• T5 high bay fluorescent –f.c. average to tenant specification
• Modular wiring system for future flexibility in storage area
• Skylights throughout (1 per bay except at curtain wall bays)

Heating	• Gas unit heaters at roof level
• Average 55 F(o) at 5 F(o) db outside temperature

Fire Protection	• ESFR system throughout, with booster pump
• Perimeter fire hydrants with looped water supply

EXHIBIT C

Tenant Improvements

Landlord agrees to construct the following improvements:

•                  Two (2) women’s restrooms with the following fixtures in each:

•                  Three (3) water closets

•                  Two (2) sinks

•                  Two (2) men’s restrooms with the following fixtures:

•                  Two (2) water closets in one, three (3) in the other

•                  Two (3) urinals in each

•                  Two (2) sinks in each

•                  T-5 high bay efficient lighting shall be installed to achieve 25’ candle

•                  Landlord shall provide Tenant with 6,000 amps.

•                  Landlord agrees to provide Tenant a $150,000.00 allowance for a  generator  for the building designed to keep continual power supply to the facility.

•                  One Hundred Twenty Eight (128) 9’ W x 10’ H dock high doors, Seventy Two (72)  doors will be equipped with 35,000 pound hydraulic pit levelers, seals, dock lights, and rail gaurds.

EXHIBIT D ~ OVERSTOCK.COM LEASE AGREEMENT

Total Building Square Footage	686,865

Year	PERIOD	SQUARE FOOTAGE LEASED	CAM PERCENTAGE
	September 1, 2008 to January 31, 2009	232,900	33.91%
1	February 1, 2009 to May 31, 2009	435,400	63.39%
	June 1, 2009 to August 31, 2009	525,400	76.49%

2	September 1, 2009 to August 31, 2010	686,865	100.00%

3	September 1, 2010 to August 31, 2011	686,865	100.00%

4	September 1, 2011 to August 31, 2012	686,865	100.00%

5	September 1, 2012 to August 31, 2013	686,865	100.00%

6	September 1, 2013 to August 31, 2014	686,865	100.00%

7	September 1, 2014 to August 31, 2015	686,865	100.00%